Exhibit 99.1

Sharps Technology Receives $30 Million Purchase Order for Prefillable Copolymer Syringes to be Manufactured at SC Facility

Signed PO secures first 12 months of syringe product orders against Sharps and Nephron’s five-year, $200 million Syringe Sales Agreement.

Current Asset Purchase Agreement closing timeline is on track for expected prefillable syringe product shipments to begin by Q2 of 2025.

NEW YORK, June 13, 2024, Sharps Technology, Inc., (NASDAQ: “STSS” and “STSSW”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products, received a signed $30 million purchase order from Nephron Pharmaceuticals, representing their first 12 months of syringe purchase commitments. The purchase order includes deliveries for both the 10mL and 50mL specialty copolymer prefillable syringes that will be manufactured at the West Columbia site being acquired from Nephron. This assurance of supply is expected to support the planned expansion of the 503b operations at the Nephron site. The new copolymer syringe technology reflects the pharmaceutical and healthcare industry’s trend toward transitioning injectable drug therapies into innovative polymer prefillable syringes and away from the older glass and standard plastic syringes.

Braden Miller, Sharps Director of Product Development, commented, “Sharps has developed an exciting alternative to glass syringes through the use of molded inert polymers, offering a high-quality solution compared to traditional glass syringe systems.” Sharps prefillable polymer syringes have many of the same characteristics as traditional glass designs to support long term drug stability and increase shelf life for pharma and healthcare customers. However, polymer syringes can also be made into custom configurations with unique container closure systems; they can nearly eliminate breakage, minimize dead space, reduce contamination, excel in cold-chain storage, and support the development of novel devices including autoinjectors. The ability to produce these innovative syringe products using advanced manufacturing techniques creates additional advantages in the areas of quality, performance, and safety when compared to similar glass syringe products.

Sharps Technology recently signed, and is working to close on, an enhanced Asset Purchase Agreement and accompanying five-year, $200 million Syringe Sales Agreement with Nephron. These agreements are expected to close before the end of July, although there can be no assurance. The purchase order is conditioned on the closing of the Asset Purchase Agreement. Once finalized and closed, Sharps will become the first fully dedicated, specialized polymer prefillable syringe manufacturing plant in North America. The state-of-the-art syringe facility will be on track to begin product deliveries in the second quarter of 2025, with projected revenue expected to exceed $35 million for the first 12 months of sales.

“Once the enhanced deal with Nephron was negotiated and signed, everything began moving at an accelerated pace. Sharps is so pleased that Nephron has been willing to issue this Purchase Order now. It speaks to the collaborative relationship between our companies and the long partnership we want to have with Nephron,” commented Robert Hayes, Sharps Technology CEO. “We really look forward to this exciting chapter for Sharps Technology. The PO from Nephron is tangible evidence that our hard work is showing results.”

With the $1 million escrow deposit in place, Sharps has been given access to the facility to begin key start-up activities and meetings with large US-based healthcare customers to support new sales opportunities for 2025. The Sharps team will continue to work behind the scenes, with contracted industry resources, to expedite its manufacturing implementation plan and get its product qualified for shipment to commercial customers as quickly as possible. As soon as the asset acquisition is closed, which is expected before the end of July, Sharps will immediately move forward with the first phase of its manufacturing implementation plan. This includes the final facility buildout and planned upgrades to support the manufacture of pharmaceutical-grade COC prefillable syringes on three state-of-the-art production lines. Product from the first production line will be qualified to ship in the second quarter of 2025, and all three lines are expected to ship product by the fourth quarter of 2025. A second and third phase will also be implemented and are expected to be completed by October 2027. Sharps’ revenue is expected to exceed $35 million during the first 12 months of sales. The South Carolina facility has sufficient additional capacity to generate revenue of more than $50 million in 2026 and has the capacity to grow to over $100 million in revenue by 2028 within the current facility.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and is partnering with Nephron Pharmaceuticals to expand its manufacturing capacity in the U.S. For additional information, please visit www.sharpstechnology.com.

Forward-Looking Statements:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

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